Exhibit 5(a)

June 7, 2019

Northwest Natural Holding Company

220 N.W. Second Avenue

Portland, Oregon 97209

Ladies and Gentlemen:

With respect to the Registration Statement No. 333-227662 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 2, 2018 by Northwest Natural Holding Company (the “Company”), I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby. On June 7, 2019, the Company issued and sold 1,437,500 shares of the common stock of the Company (the “Shares”) pursuant to an Underwriting Agreement, dated June 4, 2019, between the Company and J.P. Morgan Securities LLC, as representative of the several underwriters named therein.

Based upon the foregoing, I am of the opinion that:

1.	The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

2.	The Shares have been legally issued and are fully paid and non-assessable.

This opinion is limited to the laws of the State of Oregon.

I hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on or about June 7, 2019, which will be incorporated by reference in the Registration Statement. In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ MardiLyn Saathoff, Esq.
MardiLyn Saathoff, Esq.
Senior Vice President and General Counsel